Exhibit 99.1

Xenogen Announces First Quarter 2006 Financial Results

Product Revenue Below Prior Year, Contract and License Revenue Up

ALAMEDA, Calif., – May 9, 2006 – Xenogen Corporation (Nasdaq: XGEN), maker of advanced imaging systems including instruments, biological solutions and software designed to accelerate drug discovery and development, today reported financial results for the first quarter of 2006.

Total revenue for the first quarter of 2006 was $8.7 million, a $540,000 decrease from 2005 first quarter revenue of $9.3 million. For the first quarter of 2006 versus the first quarter of 2005, product revenue was $4.3 million compared to $5.3 million, contract revenue was $2.6 million compared to $2.3 million, and licensing revenue was $1.8 million compared to $1.7 million.

Loss from operations for the first quarter of 2006 was approximately $5.7 million, compared to the loss from operations of $5.0 million for the 2005 first quarter. Net loss for the first quarter of 2006 was $5.6 million, or a loss of $0.28 per share, compared to a net loss of $5.2 million, or $0.35 per share, in the 2005 first quarter.

On February 10, 2006, Xenogen entered into a definitive Agreement and Plan of Merger with Caliper Life Sciences, Inc. and its subsidiary, Caliper Holdings, Inc., pursuant to which Xenogen will be merged with and into Caliper Holdings and become a wholly-owned subsidiary of Caliper. Caliper is a leading provider of drug discovery solutions for the pharmaceutical and biotechnology industries. Xenogen supports the merger and believes the merger is in its stockholders’ best interests. The merger remains subject to the approval of both the Caliper and Xenogen stockholders and the satisfaction or waiver of certain closing conditions set forth in the merger agreement.

“Our financial results during the first quarter of 2006 were below our expectations,” said David W. Carter, Chairman and Chief Executive Officer of Xenogen. “Sales activity was slower than expected in the first quarter 2006 partially due to record revenue performance at the end of 2005 and further exacerbated by distractions related to our pending merger with Caliper announced in February. While we lost product sales momentum in the first quarter, we believe that the second quarter already reflects an IVIS sales uptick. In April 2006, we recognized four IVIS system sales and booked three firm orders for IVIS systems, which we expect to recognize as revenue in the second quarter. Compared to the 18 IVIS systems sold in the first quarter this year, April appears to be a strong start for the second quarter when most of our sales historically are completed in the month of June.”

Gross margin for the first quarter 2006 was $3.4 million, or 39%, compared to gross margin for the first quarter 2005 of $3.3 million, or 35%. The increase of 400 basis points in gross margin was achieved despite a revenue decrease of approximately 6% between the two periods. The improvement in gross margin reflects increased IVIS instrument pricing across all channels, improved operating efficiency in the contract revenue line of business and higher licensing margins due to the increased installed base of IVIS systems from the previous year.

Operating expenses for the first quarter 2006 were $9.1 million, compared to $8.3 million for the first quarter 2005, a net increase of $790,000. First quarter 2006 research and development expenses decreased to $1.9 million from $2.3 million in the first quarter of 2005. This decrease was anticipated as certain research programs underway in 2005 have been completed. Selling, general and administrative expenses increased to $6.8 million in the first quarter of 2006 from $5.3 million in the first quarter of 2005, primarily due to costs associated with the pending merger between Xenogen and Caliper. In the first quarter of 2006, Xenogen’s selling, general and administrative expenses included approximately $830,000 in legal, advisory and professional services expenses driven by the pending merger and related regulatory filings, and additional consulting expenses of approximately $160,000.

On March 3, 2006, Xenogen and AntiCancer, Inc. agreed to settle a lawsuit that AntiCancer originally filed against Xenogen in August 2001. AntiCancer and Xenogen have released each other from all claims relating to this lawsuit, AntiCancer has dismissed, with prejudice, the complaint filed with the court and Xenogen made a one-time cash payment of $1 million on April 3, 2006. Xenogen accrued the $1 million settlement payment in the fourth quarter 2005. This settlement does not affect Xenogen’s patent infringement lawsuit pending with AntiCancer. “We are pleased that this lawsuit has been settled and this distraction is now behind us,” said Mr. Carter.

“In the first quarter we successfully launched the IVIS Lumina TM Imaging System, a dual-mode imaging system competively priced at the entry level of the market” said Mr. Carter. “Xenogen continues to deliver leading technologies in the emerging field of in vivo optical imaging. We are enthusiastic about the outlook for our business overall and believe demand for Xenogen’s products and services remains strong. Caliper and Xenogen share a common vision for leading innovative pre-clinical drug discovery and I believe the combination will create enhanced value for stockholders of both companies.”

About Xenogen Corporation

Xenogen Corporation is a leading biotechnology company offering an integrated suite of biophotonic real-time in vivo imaging and genetic modification technologies that can help expedite drug discovery and development, and significantly reduce the cost and time to market for new therapies. Xenogen’s VivoVision™ Systems non-invasively illuminate and monitor biological processes within living mammals, at the molecular level, in real time. The technology is designed to provide high quality in vivo data earlier in the drug discovery and development process. VivoVision™ Solutions are designed to improve discovery and pre-clinical research in multiple therapeutic areas. VivoVision™ Biosciences represents more than 15 years of experience in the creation and characterization of animal models, including genetic modifications, comprehensive phenotyping, compound profiling and custom design and production of light producing cells, microorganisms and animals.

More information is available at www.xenogen.com. Xenogen®, Living Image®, VivoVision™, Lumina™ and IVIS® are trademarks of Xenogen Corporation.

Forward-Looking Statements

This press release contains forward-looking statements regarding future sales of our IVIS Systems, the outlook for our business, demand for our products and services and our proposed merger with Caliper Life Sciences. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: Caliper and Xenogen may not complete the merger, and if completed, the expected benefits from combining Caliper with Xenogen may not be realized; merger-related distractions that could impact our business prior to completion of the merger; our expectations regarding growth in acceptance of our products, services and technology; unpredictability of our operating results; the capital spending policies of pharmaceutical, biotechnology and chemical companies and biomedical research institutions that are our primary customers; failure to manufacture and deliver sufficient quantities of our products at acceptable costs to meet anticipated customer demand; our limited sales and marketing organization; our ability to attract and retain skilled personnel; competition from other companies or alternative technologies; our ability to enforce our intellectual property rights or operate without infringing the patent rights of others; and our ability to obtain additional financing as necessary to support our operations. For a discussion of these and other factors that could impact our financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K for the Year Ended December 31, 2005 filed with the Securities and Exchange Commission on March 24, 2006. Xenogen is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Participants in the Solicitation

In connection with Xenogen’s proposed merger with Caliper, Caliper has filed a registration statement on Form S-4 with the Securities and Exchange Commission and Xenogen will be filing a proxy statement with the Securities and Exchange Commission. Investors and security holders of Xenogen Corporation are advised to read the proxy statement regarding the proposed merger referred to in this communication when it becomes available because it will contain important information. Xenogen expects to mail a proxy statement about the proposed merger to its stockholders. In addition to the proxy statement, Xenogen files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Xenogen Corporation at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen.

Xenogen and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Xenogen with respect to the proposed merger. A description of the interests that Xenogen’s directors and officers have in the proposed merger is available in the Form S-4 registration statement. Additional information regarding such officers and directors is included in Xenogen Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen Corporation.

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XENOGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue:
Product	$4,338	$5,293
Contract	2,582	2,271
License	1,814	1,710

Total revenue	8,734	9,274

Cost of revenue:
Product	2,680	3,438
Contract	2,453	2,259
License	203	319

Total cost of revenue	5,336	6,016

Gross margin	3,398	3,258

Operating expenses:
Research and development	1,892	2,334
Selling, general and administrative	6,808	5,308
Depreciation and amortization	367	635

Total operating expenses	9,067	8,277

Loss from operations	(5,669)	(5,019)
Other income (loss)—net	206	(15)
Interest income	126	57
Interest expense	(289)	(168)

Net loss	$(5,626)	$(5,145)

Weighted average number of common shares outstanding	20,303,013	14,821,840

Loss per share data (basic and diluted):
Net loss per share attributable to common stockholders	$(0.28)	$(0.35)

(1)	Loss per share (LPS) is computed using the weighted average number of shares outstanding during the quarter while LPS for the year-to-date period is calculated using the weighted average number of shares outstanding during the period. Thus, the sum of the LPS for each quarter may not equal the LPS for the year-to-date period.

The Statement of Operations includes charges for stock based compensation as follows:

	Three Months Ended March 31,
	2006	2005
Cost of revenue:
Product	$22	$(15)
Contract	55	(4)
License	11	(2)

Total cost of revenue	$88	$(21)

Research and development	$33	$(77)

Selling, general and administrative	$210	$144

XENOGEN CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(2005 unaudited)

	March 31, 2006	December 31, 2005
Cash, cash equivalents and short term investments	$18,310	$20,737
Working capital	13,467	19,011
Total assets	35,457	42,829
Deferred revenue	9,074	9,739
Long term obligations	8,064	8,099
Stockholders’ Equity	8,185	12,905

Note: The selected balance sheet information at March 31, 2006 and December 31, 2005 has been derived from audited and unaudited financial statements and does not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements.

CONTACT:

Xenogen Corporation

William A. Albright,

Chief Financial Officer

(510) 291-6100